Exhibit 4.4

EXECUTION VERSION

CONFIDENTIAL

FRAMEWORK AGREEMENT

BY AND BETWEEN

NOKIA CORPORATION

AND

ALCATEL LUCENT SA

DATED AS OF JANUARY 8, 2016

TABLE OF CONTENTS

		Page
ARTICLE I

DEFINITIONS

Section 1.1	Specific Definitions	2
Section 1.2	Interpretation	7

ARTICLE II

GUIDING PRINCIPLES

Section 2.1	Corporate Interest of each Party	7
Section 2.2	Arms’ Length Conditions	8
Section 2.3	Protection of Interests of Minority Shareholders of the Company	8

ARTICLE III

RECIPROCAL SERVICES

Section 3.1	Reciprocal Innovation-related Services	8
Section 3.2	Reciprocal Create-related Services	9
Section 3.3	Reciprocal Deliver-related Services	9
Section 3.4	Reciprocal HR-related Services	9
Section 3.5	Reciprocal Marketing and Communication-related Services	9
Section 3.6	Reciprocal Real Estate-related Services	9
Section 3.7	Reciprocal Supply-related Services	10
Section 3.8	Reciprocal IT-related Services	10
Section 3.9	Reciprocal Legal & Compliance-related Services	10
Section 3.10	Reciprocal Finance-related Services	10
Section 3.11	Reciprocal Transformation Office-related Services	10

ARTICLE IV

SERVICE MANAGERS AND STEERING COMMITTEE

Section 4.1	Service Managers; Contact Persons	11
Section 4.2	Steering Committee	11
Section 4.3	Dispute Resolution Mechanisms	13
Section 4.4	Limits of Authority	13

i

ARTICLE V

FEE FOR SERVICES AND PAYMENT

Section 5.1	Fee.	14
Section 5.2	Taxes	14
Section 5.3	Billing	15
Section 5.4	Late Payment	15

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Section 6.1	Representations and Warranties of the Company.	15
Section 6.2	Representations and Warranties of Nokia.	17

ARTICLE VII

SPECIFIC COVENANTS

ARTICLE VIII

TERM; TERMINATION

Section 8.1	Term.	22
Section 8.2	Termination.	22
Section 8.3	Procedure on Expiration of the Term and Termination.	22

ARTICLE IX

LIABILITY

Section 9.1	Indemnification	23

ii

Section 9.2	Limitation of Liability.	23
Section 9.3	Waiver of Consequential Damages.	23
Section 9.4	Gross Negligence and Willful Misconduct.	23

ARTICLE X

CONFIDENTIALITY

ARTICLE XI

MISCELLANEOUS

iii

This Framework Agreement (this “Agreement”) is made and entered into as of January 8, 2016 by and between Nokia Corporation, a corporation organized under the laws of Finland, represented by Riikka Tieaho, Vice-President, Corporate Legal and Hans-Jurgen Bill, Chief Human Resources Officer, duly authorized for the purposes hereof (“Nokia”) and Alcatel Lucent, a société anonyme organized under the laws of France, represented by Mr. Jean Raby, Chief Financial and Legal Officer and Philippe Guillemot, Chief Operating Officer and Sales Officer, duly authorized for the purposes hereof (the “Company”). Nokia and the Company are each sometimes referred to individually as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

(A)	WHEREAS, each of the Parties agreed to effect a strategic combination, pursuant to and in accordance with the terms and provisions of the Memorandum of Understanding dated April 15, 2015, as amended on October 28, 2015 (the “MOU”), with a view to create one of the leading global providers of telecommunications products and services in the field of mobile and fixed broadband, Internet Protocol networking and cloud technology;

(B)	WHEREAS, in order to effect such strategic combination, in accordance with the MOU, Nokia carried out public exchange offers in France and in the United States (such offers, as may be amended from time to time in accordance with the terms of the MOU, the “Offers”) for all (i) the outstanding ordinary shares, nominal value of €0.05 per share, of the Company (the “Company Shares”), including Company Shares represented by American Depositary Shares (the “ADSs”), Company Shares issuable upon conversion or exchange of the OCEANEs (as defined in Section 1.1) and Company Shares issuable upon the exercise of any outstanding options, warrants, convertible securities or rights to purchase, subscribe for, or be allocated Company Shares and (ii) the OCEANEs;

(C)	WHEREAS, after the closing of the Offers and as of the date hereof, Nokia owns 76.31% of the share capital and at least 76.01% of the voting rights of the Company;

(D)	WHEREAS, Nokia requires certain services to be provided by the Company and its Subsidiaries as from the date hereof and the Company is willing and able to provide or to cause its Subsidiaries to provide such services in accordance with the terms and conditions of this Agreement;

(E)	WHEREAS, the Company requires certain services to be provided by Nokia and its Subsidiaries as from the date hereof and Nokia is willing and able to provide or to cause its Subsidiaries to provide such services in accordance with the terms and conditions of this Agreement;

(F)	WHEREAS, each of the Parties has confirmed that the performance of this Agreement and in particular the provision of Services as defined in Section 1.1 conforms with its own interest;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Specific Definitions.

The following capitalized terms used in this Agreement shall have the meanings set forth or referenced below:

“ADSs” shall have the meaning set forth in Recital (B).

“Advisor” shall mean, in relation to a Person, a financial advisor, legal advisor, accountant, consultant and any other Person providing professional advice to such Person in relation to any aspect of this Agreement.

“Affiliate” shall mean, in relation to any Person, any Person Controlled by that Person, or which Controls that Person, or which is Controlled by a Person which also Controls that Person, in each case, directly or indirectly and from time to time; other than, for the purposes of this Agreement, with respect to the Company and its Subsidiaries, any of Nokia and its Subsidiaries, and conversely.

“Agreement” shall mean this Framework Agreement including its preamble, annexes, appendices and schedules, as amended from time to time and, where the context requires, any ancillary or related agreement between the Parties and/or any Subsidiaries thereof entered into in furtherance of this Agreement.

“Business Day” shall mean any day on which banking institutions are open for regular business in Finland and France which is not a Saturday, a Sunday or a public holiday in Finland and France.

“Company” shall have the meaning set forth in the first paragraph of this Agreement.

“Company Board” shall mean the board of directors of the Company.

“Company Shares” shall have the meaning set forth in Recital (B).

“Confidential Information” shall mean the meaning set forth in Article X.

“Contact Persons” shall have the meaning set forth in Section 4.1.

“Contract” shall mean, with respect to any Person, any written agreement, indenture, loan agreement, undertaking, note or other debt instrument, contract, lease, mortgage, deed, understanding, arrangement, commitment or other obligation to which such Person is a party or by which any of them may be bound or to which any of their properties may be subject.

“Control”, and its correlative meanings, “Controlling” and “Controlled”, shall have the meaning given in Article L. 233-3 of the French Commercial Code.

“Court” shall have the meaning set forth in Section 11.13.

“Dispute” shall have the meaning set forth in Section 11.13.

“Fee” shall have the meaning set forth in Section 5.1.

“Force Majeure” shall have the meaning set forth in Section 11.1.

“ICC” shall have the meaning set forth in Section 11.13.

“Indemnified Party” shall have the meaning set forth in Section 9.1.

“Indemnifying Party” shall have the meaning set forth in Section 9.1.

“Invoice” shall have the meaning set forth in Section 5.4.

“Law” shall mean any law (including common law), statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, regulation or requirement, in each case enacted, issued, promulgated or enforced by any Relevant Authority in Finland, France or elsewhere.

“Lien” shall mean any lien, pledge, servitude, charge, security interest, option, claim, mortgage, lease, easement, proxy, voting trust or agreement, encumbrance or any other restriction on title or transfer of any nature whatsoever.

“Loss” shall have the meaning set forth in Section 9.1.

“Material Adverse Effect” shall mean, with respect to any Person, any change, condition, effect, event or occurrence that, individually or in the aggregate with other changes, conditions, effects, events or occurrences, has had, or would reasonably be expected to have, a materially adverse effect on the business, condition (financial or otherwise), assets, liabilities or operations of such Person and its Subsidiaries, taken as a whole, provided, however, that none of the following changes, conditions, effects, events or occurrences (or the results thereof), either individually or in the aggregate, shall be considered in determining whether a Material Adverse Effect has occurred: (i) any change in global, national or regional political conditions (including the outbreak of, or changes in, war, acts of terrorism or other hostilities) or in general global, national or regional economic, regulatory or market conditions or in national or global financial or capital markets, so long as in each case such changes do not disproportionately impact the Person and its Subsidiaries relative to other participants in the same or similar industries; (ii) any change in applicable accounting principles or any adoption, implementation or change in any applicable Law (including any Law in respect of Taxes) or any interpretation thereof by a Relevant Authority; (iii) any change generally affecting similar industries or market sectors in the geographic regions in which the Person and its Subsidiaries operate, so long as in each case such changes do not disproportionately impact the Person and its Subsidiaries relative to other participants in the same or similar industries; (iv) the negotiation, execution, announcement or performance of the MOU or consummation of the transactions contemplated by the MOU; (v) any change or development to the extent resulting from any action by a Person or its Subsidiaries that is expressly required to be taken by this Agreement; (vi) any change resulting from or arising out of hurricanes, earthquakes, floods, or other natural disasters; (vii) the failure of any Person and its Subsidiaries to meet any internal or public projections, forecasts or estimates of performance, revenues or earnings (it being understood that any change, condition, effect, event or occurrence that caused such failure but that are not otherwise excluded from the definition of Material Adverse Effect may constitute or contribute to a Material Adverse Effect); (viii) the announcement of Nokia as the acquirer of the Company and its Subsidiaries or, solely with respect to the Company and its Subsidiaries, any announcements or communications by or authorized by Nokia regarding Nokia’s plans or intentions with respect to the Company and its Subsidiaries (including the impact of any such announcements or communications on relationships with customers, suppliers, employees or regulators); or (ix) any actions (or the effects of any actions) taken (or omitted to be taken) by the Person or its Subsidiaries upon the written request or written instruction of, or with the written consent of, the other Person.

“MOU” shall have the meaning set forth in Recital (A).

“N - 1 Leader” means with respect to each Party, the person designated by such Party in this capacity as identified to the other Party in writing from time to time.

“Nokia” shall have the meaning set forth in the first paragraph of this Agreement.

“Nokia Board” shall mean the board of directors of Nokia.

“OCEANEs” shall mean collectively: (i) the EUR 628,946,424 bonds convertible into new Company Shares or exchangeable for existing Company Shares due on July 1, 2018, (ii) the EUR 688,425,000 bonds convertible into new Company Shares or exchangeable for existing Company Shares due on January 30, 2019 and (iii) the EUR 460,289,979.90 bonds convertible into new Company Shares or exchangeable for existing Company Shares due on January 30, 2020.

“Offers” shall have the meaning set forth in Recital (B).

“Organizational Documents” shall mean, with respect to any Person, the certificate of incorporation, articles of association, limited liability company by-laws, organizational regulations or similar organizational documents of such Person.

“Party” shall have the meaning set forth in the first paragraph of this Agreement.

“Permit” shall mean all permits, licenses, franchises, variances, exemptions, orders and other authorizations, consents and approvals issued by or obtained from a Relevant Authority.

“Person” shall mean any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other entity.

“Price Per Unit” shall have the meaning set forth in Exhibit 1.

“Pricing Method” shall have the meaning set forth in Section 5.1.

“Receiving Party” shall mean the Company or Nokia (and their Subsidiaries), as applicable, when receiving Services from the Service Provider pursuant to the terms hereof.

“Reciprocal Create-related Services” shall have the meaning set forth in Section 3.2.

“Reciprocal Deliver-related Services” shall have the meaning set forth in Section 3.3.

“Reciprocal Finance-related Services” shall have the meaning set forth in Section 3.10.

“Reciprocal Innovation-related Services” shall have the meaning set forth in Section 3.1.

“Reciprocal IT-related Services” shall have the meaning set forth in Section 3.8.

“Reciprocal Legal & Compliance-related Services” shall have the meaning set forth in Section 3.9.

“Reciprocal Marketing and Communication Services” shall have the meaning set forth in Section 3.5.

“Reciprocal Real Estate-related Services” shall have the meaning set forth in Section 3.6.

“Reciprocal Supply-related Services” shall have the meaning set forth in Section 3.7.

“Relevant Authority” shall mean any Finnish, French, European Union, U.S. and other supranational, national, federal, regional or local legislative, administrative or regulatory authority, agency, court, tribunal, arbitrator, arbitration panel or similar body or any securities exchange on which any securities of either Party are trading, in each case only to the extent that such entity has authority and jurisdiction in the particular context.

“Rules” shall have the meaning set forth in Section 11.13.

“Services” shall mean the services to be provided pursuant to this Agreement.

“Service Managers” shall have the meaning set forth in Section 4.1.

“Service Provider” shall mean the Company or Nokia (and their Subsidiaries), as applicable, when providing Services to the Receiving Party pursuant to the terms hereof.

“SLAs” shall have the meaning set forth in Section 7.10.

“Steering Committee” shall have the meaning set forth in Section 4.2.

“Steering Committee Deadlock” shall have the meaning set forth in Section 4.3.

“Subsidiary” shall mean, with respect to any Person, any other Person Controlled by such Person, excluding, with respect to the Company and notwithstanding anything to the contrary set forth herein, Alcatel-Lucent Shanghai Bell Co.; it being specified that for the purposes of this Agreement, the Company and the Persons Controlled by the Company shall not be considered as Subsidiaries of Nokia.

“Tax” shall mean all national, regional, federal, state, and local income, gain, profits, windfall profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, social security contributions, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Term” shall have the meaning set forth in Section 8.1.

“Tribunal” shall have the meaning set forth in Section 11.13.

“VAT” shall mean any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to above, or imposed elsewhere.

Section 1.2 Interpretation.

For the purposes of this Agreement: (i) words (including capitalized terms defined herein) in the singular include the plural and vice versa as the context requires; (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import, unless otherwise expressly provided, refer to this Agreement as a whole (including all Annexes hereto) and not to any particular provision of this Agreement, and Article, Section and Annex references are to the Articles, Sections and to this Agreement unless otherwise expressly provided; (iii) the word “including” and words of similar import when used in this Agreement mean “including without limitation” unless otherwise expressly provided; and (iv) all references to any period of days refer to the relevant number of calendar days unless otherwise expressly provided.

When a French term is added in parenthesis after an English term, the French term shall prevail for the interpretation of the relevant English term.

When the context so requires, the Services to be provided by the Service Provider to the Receiving Party pursuant to the terms of this Agreement shall include Services provided (i) by an authorized external service provider on behalf of the Service Provider pursuant to Section 7.7 and/or (ii) to a customer of the Receiving Party, subject to prior request or information of the Receiving Party.

ARTICLE II

GUIDING PRINCIPLES

Section 2.1 Corporate Interest of each Party.

The Company acknowledges and confirms that entering into this Agreement and performing and receiving the Services provided for herein and therein is (i) in its own interest and (ii) in compliance with the corporate purpose (intérêt social) of the Company.

Nokia acknowledges and confirms that entering into this Agreement and performing and receiving the Services provided for herein and therein complies with Finnish law and is (i) in its own interest and (ii) in compliance with the corporate purpose (intérêt social) of its French subsidiaries (other than the Company and its direct or indirect subsidiaries).

Section 2.2 Arms’ Length Conditions.

In entering into and performing this Agreement, each Party and each of its respective Subsidiaries is acting, and intends to be treated, as an autonomous legal entity with an independent purpose. Each Party agrees to provide and shall cause its relevant Subsidiaries to provide Services to the other Party or its relevant Subsidiaries or receive services from the other Party or its relevant Subsidiaries on arms’ length conditions. Each Party considers that this Agreement provides for a fair and proportional allocation of commitments and revenues between them and their respective Subsidiaries.

Section 2.3 Protection of Interests of Minority Shareholders of the Company.

As long as the Company’s shares remain listed on a regulated market as defined in Articles L. 421-1 et seq. of the French Monetary and Financial Code and/or to the extent that there are minority interests in the Company, Nokia and the Company shall ensure that the performance of the Services are clear and understandable in the interest of all those concerned, on arm’s length condition and that they do not infringe the right of the minority shareholders of the Company in their capacity of shareholders of the Company.

For the purposes of providing a greater protection of minority shareholders’ interests, this Agreement was submitted to the prior approval of the Company Board and was approved unanimously.

ARTICLE III

RECIPROCAL SERVICES

Section 3.1 Reciprocal Innovation-related Services.

Each of the Company and Nokia shall provide the other and its Subsidiaries with the innovation-related services described in Annex 3.1 hereto (the “Reciprocal Innovation-related Services”).

The specific terms and conditions relating to the Reciprocal Innovation-related Services are also set forth in Annex 3.1 hereto.

Section 3.2 Reciprocal Create-related Services.

Each of the Company and Nokia shall provide the other and its Subsidiaries with the create-related services described in Annex 3.2 hereto (the “Reciprocal Create-related Services”).

The specific terms and conditions relating to the Reciprocal Create-related Services are also set forth in Annex 3.2 hereto.

Section 3.3 Reciprocal Deliver-related Services.

Each of the Company and Nokia shall provide the other and its Subsidiaries with the deliver-related services described in Annex 3.3 hereto (the “Reciprocal Deliver-related Services”).

The specific terms and conditions relating to the Reciprocal Deliver-related Services are also set forth in Annex 3.3 hereto.

Section 3.4 Reciprocal HR-related Services.

Each of the Company and Nokia shall provide the other and its Subsidiaries with the HR-related services described in Annex 3.4 hereto (the “Reciprocal HR-related Services”).

The specific terms and conditions relating to the Reciprocal HR-related Services are also set forth in Annex 3.4 hereto.

Section 3.5 Reciprocal Marketing and Communication-related Services.

Each of the Company and Nokia shall provide the other and its Subsidiaries with the marketing and communication-related services described in Annex 3.5 hereto (the “Reciprocal Marketing and Communication-related Services”).

The specific terms and conditions relating to the Reciprocal marketing and Communication-related Services are also set forth in Annex 3.5 hereto.

Section 3.6 Reciprocal Real Estate-related Services.

Each of the Company and Nokia shall provide the other and its Subsidiaries with the real estate-related services described in Annex 3.6 hereto (the “Reciprocal Real Estate-related Services”).

The specific terms and conditions relating to the Reciprocal Real Estate-related Services are also set forth in Annex 3.6 hereto.

Section 3.7 Reciprocal Supply-related Services.

Each of the Company and Nokia shall provide the other and its Subsidiaries with the supply-related services described in Annex 3.7 hereto (the “Reciprocal Supply-related Services”).

The specific terms and conditions relating to the Reciprocal Supply-related Services are also set forth in Annex 3.7 hereto.

Section 3.8 Reciprocal IT-related Services.

Each of the Company and Nokia shall provide the other and its Subsidiaries with the information technology-related services described in Annex 3.8 hereto (the “Reciprocal IT-related Services”).

The specific terms and conditions relating to the Reciprocal IT-related Services are also set forth in Annex 4.8 hereto.

Section 3.9 Reciprocal Legal & Compliance-related Services.

Each of the Company and Nokia shall provide the other and its Subsidiaries with the legal and compliance-related services described in Annex 3.9 hereto (the “Reciprocal Legal & Compliance-related Services”).

The specific terms and conditions relating to the Reciprocal Supply-related Services are also set forth in Annex 3.9 hereto.

Section 3.10 Reciprocal Finance-related Services.

Each of the Company and Nokia shall provide the other and its Subsidiaries with the finance-related services described in Annex 3.10 hereto (the “Reciprocal Finance-related Services”).

The specific terms and conditions relating to the Reciprocal Finance-related Services are also set forth in Annex 3.10 hereto.

Section 3.11 Reciprocal Transformation Office-related Services.

Each of the Company and Nokia shall provide the other and its Subsidiaries with the TO-related services described in Annex 3.11 hereto (the “Reciprocal TO-related Services”).

The specific terms and conditions relating to the Reciprocal TO-related Services are also set forth in Annex 3.11 hereto.

ARTICLE IV

SERVICE MANAGERS AND STEERING COMMITTEE

Section 4.1 Service Managers; Contact Persons

Within ten (10) Business Days from the date hereof, each Party shall appoint one person in writing who will manage and coordinate all the activities relating to each of the Services (the “Service Managers”). The duties of the Service Managers shall include overseeing the implementation of the Services and discussing all problems and questions with the competent specialists within the Party it represents and for promptly coordinating with, and reporting back to, the Service Manager of the other Party. Each Party shall be entitled to replace its Service Manager at any time, provided that it shall notify the other Party of the name and contact details of the new Service Manager without delay. Each Party may also appoint a deputy to its Service Manager to assist and, if necessary, replace temporarily such Service Manager in case of temporary unavailability.

In addition, each Party shall appoint one or more contact persons in writing who will be responsible for supervising on behalf of the Service Managers the proper performance of all the activities and tasks in connection with a specific Service (the “Contact Persons”). The Contact Persons will be nominated before the Services start to be provided and may be replaced by the appointing Party from time to time. If a Contact Person is no longer available, the relevant Party shall appoint a new Contact Person without delay. If no Contact Person has been appointed for a Service, all correspondence shall be sent exclusively to the Service Manager in the interim. The Service Manager of a Party will inform the Service Manager of the other Party in writing of the name and contact details of the Contact Persons without delay.

Section 4.2 Steering Committee.

The Parties agree that three (3) top managers of each Party shall serve as members of a steering committee to supervise overall performance of this Agreement by each of Parties (the “Steering Committee”). Unless otherwise agreed by the Parties, the three members of each Party shall be (i) the Group Chief Financial Officer, the Chief Innovation and Operating Officer and the Chief Legal Officer of Nokia and (ii) the Chief Executive Officer, the Chief Financial Officer and the General Counsel of the Company. Each Party shall also appoint one deputy for each of its members on the Steering Committee. The Parties may mutually agree upon replacements of such members from time to time during the Term as appropriate.

The Steering Committee shall meet whenever necessary and no less than once a month during the first three (3) months following the execution date of this Agreement and no less than once quarterly thereafter. The Steering Committee can be convened at any time by any member with five (5) Business Days prior notice to the other members and without any delay if there is a quorum.

The members of the Steering Committee shall notify each other in writing (including by email or fax) at least five (5) Business Days ahead of the next Steering Committee meeting of the items to be included at the agenda of such meeting.

The meetings of the Steering Committee may be conducted on either a face-to-face basis or via video or telephone conference call, whichever is mutually agreed to by the Parties at least three (3) Business Days in advance of the scheduled meeting. The Steering Committee may also act without a meeting upon the unanimous written consent of all the members of the Steering Committee (or, as the case may be, their respective deputies).

No action may be taken at any meeting of the Steering Committee unless a quorum is present. A quorum of the Steering Committee shall consist of four (4) members, including two (2) members (or their deputies) representing Nokia and two (2) members (or their deputies) representing the Company. Any action by such quorum must be approved by a simple majority, including the vote of at least one representative of each Party.

The members of the Steering Committee shall formalize in writing the minutes of the last meeting for approval at the next meeting unless the decision has been taken by unanimous written consent of all the members of the Steering Committee (or, as the case may be, their respective deputies) as per the previous paragraph.

The minutes of the meetings, and the decisions, of the Steering Committee shall be provided as soon as reasonably practicable to the Nokia Board and the Company Board.

The Steering Committee may appoint one or more persons that are not members of the Steering Committee as secretaries for each meeting.

The Steering Committee may decide to appoint Advisors to assist the Steering Committee in performing its obligations. The Steering Committee shall ensure that both Parties and their relevant Subsidiaries may have access to the work performed by such Advisors. The Steering Committee shall ensure full cooperation with the Advisors and shall, in particular, grant the Advisors full access to all documents, books, data, other information and appropriate personnel during normal business hours and on reasonable advance notice. The fees, expenses and costs of the Advisors shall be borne equally by the Parties and their relevant Subsidiaries.

A quarterly report shall be prepared by the Steering Committee and shall be transmitted to the Nokia Board and the Company Board for information purposes on the implementation of this Agreement. Such quarterly report shall notably include a summary of matters discussed at the Steering Committee, including a presentation of any dispute referred to the Steering Committee during the previous quarter and the solution that has been decided and implemented, as the case may be.

The Nokia Board and the Company Board may have access, at any time (whether or not there is a Steering Committee Deadlock), to all the minutes of the meetings, and the decisions, of the Steering Committee and more generally, to any information, data or documents, including audit report, work product of the Advisors appointed by the Steering Committee reasonably required to assess the fairness of the terms and conditions of the performance of the Services pursuant to this Agreement or that may be necessary in order to assess the matters referred to it in the event of a Steering Committee Deadlock.

Section 4.3 Dispute Resolution Mechanisms.

The Service Managers shall discuss any disputes that arise in connection with this Agreement without delay and shall endeavor to settle these between them. Any dispute which the Service Managers cannot settle within five (5) Business Days of receipt of the written notification thereof shall be submitted in writing to the N-1 Leader of each Party which will then together discuss the dispute in question.

The N-1 Leaders of the Parties shall endeavor to find a solution acceptable to both Parties for each matter submitted to them within five (5) Business Days of the matter being referred to them. In the event the N-1 Leaders of the Parties are unable to arrive at a mutually acceptable solution then such matter will be referred to the Steering Committee for resolution within ten (10) Business Days.

In the absence of a quorum during two (2) consecutive meetings of the Steering Committee or in the event that a quorum is present and the members representing Nokia and the Company cannot reach agreement with respect to any proposed action or decision (a “Steering Committee Deadlock”), the Parties must refer the matter(s) causing the Steering Committee Deadlock to Nokia Board and the Company Board. In the event an agreement cannot be reached by the Parties within ten (10) Business Days of the Steering Committee Deadlock, either Party may refer the matter to arbitration pursuant to Section 11.13.

Notwithstanding any dispute or escalation thereof pursuant to this Section 4.3, each Party will in good faith during the pendency of the applicable dispute continue to perform the relevant Services so as to minimize the disruption or impact of any delays associated with escalation or dispute resolution proceedings on the Parties’ respective operations or businesses.

Section 4.4 Limits of Authority.

The Parties shall adopt a mechanism of limits of authority in connection with the decisions and actions relating to the sales/bidding process of both Parties. To this effect, each of the Parties hereby grants a mandate to the Steering Committee to establish, validate or authorize such mechanism, including the type of decisions and actions covered, applicable thresholds and the identity of the individuals with authority to approve such decisions or actions; provided however that such mechanism shall provide for a fair representation of representatives of both Nokia and the Company.

ARTICLE V

FEE FOR SERVICES AND PAYMENT

Section 5.1 Fee.

As consideration for the Services carried out by the Service Provider, the Receiving Party shall pay to the Service Provider an amount of fees (the “Fee”) calculated pursuant to one of the pricing methods specified in Exhibit 1 (a “Pricing Method”). The Pricing Method(s) used for each Service are set forth in Annex 3.1. to Annex 3.11.

With respect to the “Cost plus” and “Cost Rebalancing” pricing methods described in Exhibit 1, any increase in costs must be reasonable and consistent with past practice. Any anticipated increase of the aggregate cost of the Services to be provided by each Party or its Subsidiaries in excess of 20% of the annual budgeted costs (by reference to the combined budget for the following fiscal year, except for the 2016 fiscal year combined budget to be adopted in 2016, in each case as approved by both the Nokia Board and the Company Board) shall be duly documented and agreed in advance by the Steering Committee.

The annual value of the fees paid by each Receiving Party for all the Services shall in no case exceed 1% of the gross consolidated revenues of the Company for the preceding financial year and, in the event the fees are about to exceed such amount, the Parties shall refer to the Nokia Board and the Company Board, respectively and, subject to the approvals of both the Nokia Board and the Company Board, increase such amount.

Section 5.2 Taxes

Each Party shall be solely responsible and liable for any duties, levies and Taxes, such as, but not limited to, income taxes, excise taxes and sales and use taxes, or similar taxes that are imposed on such Party under applicable laws, regulations and tax treaties as a result of any contract and any payments made hereunder.

A Party (or its Subsidiaries, as the case may be) which is entitled to receive a payment hereunder from the other Party (or its Subsidiaries, as the case may be) shall co-operate in completing any procedural formalities necessary for that other Party (or its Subsidiaries, as the case may be) to obtain authorization to make that payment without a deduction or withholding for or an account of Taxes or to make that payment with a deduction or withholding at a reduced rate. In the event that such a withholding tax is payable, each Party (or its Subsidiaries, as the case may be) shall be entitled to deduct from any payment made to the other Party (or its Subsidiaries, as the case may be) any withholding Tax, as required under applicable laws, regulations and tax treaties. The withholding Party shall furnish evidence of such paid Taxes to the other Party (or its Subsidiaries, as the case may be) as is sufficient to enable the other Party (or its Subsidiaries, as the case may be) to obtain any credits available to it.

All amounts expressed to be payable under Exhibit 1 of the Agreement by the Receiving Party to the Service Provider which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, if VAT is or becomes chargeable on any supply made by the Service Provider to the Receiving Party and such Service Provider is required to account to the relevant tax authority for the VAT, that the Receiving Party must pay to such Service Provider (in addition to and at the same time as paying any other consideration for such supply referred to in Exhibit 1) an amount equal to the amount of the VAT (and such Service Provider must promptly provide an appropriate VAT invoice to that Receiving Party).

Section 5.3 Billing

The Service Provider shall submit a quarterly invoice (the “Invoice”) to the Receiving Party within thirty (30) days from the end of each quarter in which Services have been carried out in accordance with this Agreement. The amounts owed and stated in the Invoice shall become due and payable within sixty (60) days of the date of such written Invoice.

Section 5.4 Late Payment

Any payment required to be made under this Agreement that is not paid when due shall bear interest from and including the first day after such payment is due at a rate that is three (3) times the legal interest rate (taux d’intérêt legal) and trigger the payment of a lump sum as compensation for recovery costs, according to the provisions of Article L.441-6 and D.441-5 of the French Commercial Code. Such interest and lump sum shall be payable at the same time as the payment to which they relate.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Section 6.1 Representations and Warranties of the Company.

The Company hereby represents and warrants to Nokia that all the statements contained in Section 6.1.1 to 6.1.6 are true and complete in all material respects (except that all statements that are qualified by materiality (including Material Adverse Effect) are true and complete in all respects, giving effect to such qualification) as of the date hereof (except to the extent that any such representation and warranty is expressly made as of another date, in which case such representation and warranty shall be required to be so true and so correct only as of such other date).

6.1.1 Organization, Good Standing and Qualification

The Company is an entity duly incorporated and validly existing under the Laws of its jurisdiction of organization. Each of the Company’s Subsidiaries is an entity duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of its respective jurisdiction of organization, except where the failure to be so organized, existing and in good standing when taken together with all other such failures, individually or in the aggregate, has not resulted and is not reasonably expected to result in a Material Adverse Effect with respect to the Company.

6.1.2 Corporate Authority

The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to authorize, execute and perform its obligations under this Agreement. Assuming that Nokia has validly and properly entered into this Agreement, this Agreement is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights.

6.1.3 Non-contravention

Neither the execution by the Company of this Agreement, the compliance by it with all of the provisions of and the performance by it of its obligations under this Agreement, (i) will conflict with, or result in a breach or violation of, or result in any acceleration of any rights or obligations or the payment of any penalty under or the creation of a Lien on the assets of the Company or any of its Subsidiaries (with or without the giving of notice or the lapse of time or both) pursuant to, or permit any other party any right to terminate, accelerate or cancel, or otherwise constitute a default under, any provision of any material Contract, or result in any change in the rights or obligations of any party under any material Contract, in each case to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets is bound, (ii) will violate or conflict with any Permit issued to the Company or any of its Subsidiaries, or (iii) will violate or conflict in any material respect with the Organizational Documents of the Company or any of the Company’s Subsidiaries, or (iv) will violate or conflict with any applicable Law, except (in the case of clauses (i) and (ii)) for such conflicts, breaches, violations, defaults, payments, accelerations, creations, permissions or changes that, individually or in the aggregate, have not resulted and are not reasonably expected to result in a Material Adverse Effect with respect to the Company.

6.1.4 Required Consents

No authorizations, waivers, consents, filings, registrations or approvals are required to be made by the Company or any of its Subsidiaries with, or obtained by the Company or any of its Subsidiaries from any Relevant Authority, in connection with the performance by the Company of its obligations hereunder.

6.1.5 No Other Company Representations or Warranties

Except for the representations and warranties contained in this Section 6.1, neither the Company nor any of its Subsidiaries makes any other express or implied representation or warranty on behalf of the Company or its Subsidiaries. The Company and its Subsidiaries disclaim any other representations or warranties, whether made by the Company or its Subsidiaries, or any of their respective officers, directors, employees, agents, advisors or representatives.

Section 6.2 Representations and Warranties of Nokia.

Nokia hereby represents and warrants to the Company that all the statements contained in Section 6.2.1 to 6.2.6 are true and complete in all material respects (except that all statements that are qualified by materiality (including Material Adverse Effect) are true and complete in all respects, giving effect to such qualification) as of the date hereof (except to the extent that any such representation and warranty is expressly made as of another date, in which case such representation and warranty shall be required to be so true and so correct only as of such other date).

6.2.1 Organization, Good Standing and Qualification

Nokia is an entity duly incorporated and validly existing under the Laws of its jurisdiction of organization. Each of Nokia’s Subsidiaries is an entity duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of its respective jurisdiction of organization, except where the failure to be so organized, existing and in good standing when taken together with all other such failures, individually or in the aggregate, has not resulted and is not reasonably expected to result in a Material Adverse Effect with respect to Nokia.

6.2.2 Corporate Authority

Nokia has all requisite corporate power and authority and has taken all corporate action necessary in order to authorize, execute and perform its obligations under this Agreement. Assuming that the Company has validly and properly entered into this Agreement, this Agreement is a valid and binding agreement of Nokia, enforceable against Nokia in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights.

6.2.3 Non-contravention

Neither the execution by Nokia of this Agreement, the compliance by it with all of the provisions of and the performance by it of its obligations under this Agreement, (i) will conflict with, or result in a breach or violation of, or result in any acceleration of any rights or obligations or the payment of any penalty under or the creation of a Lien on the assets of Nokia or any of its Subsidiaries (with or without the giving of notice or the lapse of time or both) pursuant to, or permit any other party any right to terminate, accelerate or cancel, or otherwise constitute a default under, any provision of any material

Contract, or result in any change in the rights or obligations of any party under any material Contract, in each case to which Nokia or any of its Subsidiaries is a party or by which Nokia or any of its Subsidiaries or any of their respective assets is bound, (ii) will violate or conflict with any Permit issued to Nokia or any of its Subsidiaries, or (iii) will violate or conflict in any material respect with the Organizational Documents of the Nokia or any of Nokia’s Subsidiaries, or (iv) will violate or conflict with any applicable Law, except (in the case of clauses (i) and (ii)) for such conflicts, breaches, violations, defaults, payments, accelerations, creations, permissions or changes that, individually or in the aggregate, have not resulted and are not reasonably expected to result in a Material Adverse Effect with respect to Nokia.

6.2.4 Required Consents

No authorizations, waivers, consents, filings, registrations or approvals are required to be made by Nokia or any of its Subsidiaries with, or obtained by Nokia or any of its Subsidiaries from any Relevant Authority, in connection with the performance by Nokia of its obligations hereunder.

6.2.5 No Other Nokia Representations or Warranties

Except for the representations and warranties contained in this Section 6.2, neither Nokia nor any of its Subsidiaries makes any other express or implied representation or warranty on behalf of Nokia or its Subsidiaries. Nokia and its Subsidiaries disclaim any other representations or warranties, whether made by Nokia or its Subsidiaries, or any of their respective officers, directors, employees, agents, advisors or representatives.

ARTICLE VII

SPECIFIC COVENANTS

Section 7.1 Authority and Direction.

The employees assigned by the Service Provider to perform the Services pursuant to the terms hereof shall at all times remain solely under the authority and direction of their actual contractual employer. The Agreement creates no subordinate relationship between the Service Provider’s and the Receiving Party’s personnel, even in the event Services are being performed in the mutual interest of the Parties. The Service Provider is thus solely responsible for managing its personnel, which remains entirely subordinated to the Service Provider. The Receiving Party shall not have any obligation to pay any such person’s salary, insurance, social security or any other amounts required by applicable Law or by Contract to be paid to or in respect of any such person by his or her employer. In the event that such a person should claim any such payment from the Receiving Party in respect of the Services, the Service Provider shall fully indemnify, defend and hold the Receiving Party harmless from and against any claims deriving from defaults in payment by the Service Provider. The Service Provider alone is responsible for any signature and termination of employment contracts with its personnel. In its capacity as employer, the Service Provider will be personally responsible for all wages, salaries, bonuses, social security contributions, paid leave, management and more generally all of the obligations incumbent upon it with regard to its personnel.

Section 7.2 Compliance with applicable Law.

The Service Provider shall carry out or cause to be carried out all the Services in accordance with this Agreement and all applicable Laws. In particular, the Parties shall carry out information and/or consultation of employee representative bodies in the respective jurisdictions where such information and/or consultation procedures are required under applicable Law in relation to the performance of this Agreement. Each Party shall notify the other Party in writing promptly following its becoming aware of any change in applicable Laws that would reasonably be expected to materially affect the Services or require any Services to be modified or discontinued. The Parties shall discuss and negotiate in good faith any proposed modification or discontinuance of any Service as a result of such change in applicable Law.

Section 7.3 Cooperation.

To the extent permitted under applicable Law, each Party shall, and shall procure that its respective Subsidiaries shall comply with the terms and conditions of the Agreement and shall cooperate as reasonably required with the other Party and its Subsidiaries in connection with the carrying out and acceptance of the Services in order to minimise the expense and risk of interruptions and disruptions.

To the extent permitted under applicable Law, each Party will provide and shall cause its Subsidiaries to provide to the other Party and its relevant Subsidiaries, free of any charge or cost, any information, data or documents reasonably required for reporting or compliance obligations with any Relevant Authority.

To the extent permitted under applicable Law, each Party will provide and shall cause its Subsidiaries to provide to the other Party and its relevant Subsidiaries (at the request of such Party or its Advisors), free of any charge or cost, any information, data or documents reasonably required to assess the performance of this Agreement.

Notwithstanding anything to the contrary set forth herein, a Party and its Subsidiaries (and their respective Advisors) may not have access to any work product of any Advisor appointed by the other Party or its Subsidiaries in connection with a Dispute.

Section 7.4 Interconnection of Products.

To the extent permitted under applicable Law, each Party shall assist, and shall procure that its Subsidiaries assist, the other Party and its Subsidiaries to interconnect their products with the other Party’s (and its Subsidiaries’) products regardless whether they are already installed in customer networks or not. Upon request of one Party triggered by a business need, the other Party (and its Subsidiaries, as the case may be) shall forthwith make available and explain to said Party all information available needed by or useful for the interconnection of said Party’s (and its Subsidiaries’) products with the products of the other Party (and/or its Subsidiaries). The Parties grant each other the non-exclusive and non-transferrable right to use the interface information provided by the other Party to interconnect the other Party’s products to their products.

Section 7.5 Sales Channels

The Service Provider (and its Subsidiaries) shall be able to decide on the type of method for sales of products (including reselling, joint bids, sub-contracting, consortium), it being agreed that whenever the chosen method for sales requires the transfer of a margin, such margin will be charged according to the provisions of Section 2 of Annex 1. The Parties and their local subsidiaries shall be free to agree and execute necessary agreements to govern such sales.

Section 7.6 Personnel Skills and Competence.

The Service Provider shall allocate to the performance of the Services sufficient personnel with appropriate experience, knowledge and competence, in each case to carry out or cause to be carried out all Services with the same degree of care, competence, skill and diligence and using or causing to be used substantially the same business procedures and policies, standards of care and internal controls, to a standard which is equivalent to the standard applied by the Service Provider for its own internal purposes. In the event any individual employee or executive namely designated in any of the Annexes hereto becomes unable or unfit to perform the Services due to, inter alia, dismissal, termination of employment, disability or change in professional duties, the Service Provider must ensure due performance of the relevant Services by other appropriately qualified member of personnel.

Section 7.7 Third Parties and External Service Providers.

To the extent that the provision of Services to the Receiving Party requires the consent of a third party, including a third party with whom the Service Provider has a contract relating to the Services, or requires the consent of a third party to use or purchase from such third party any materials, the Service Provider shall use best efforts to secure such consent from such third party.

The Service Provider may have the Services carried out by its own staff or may outsource the Services to an Affiliate or an external service provider, provided that in case of outsourcing to an external service provider (i) the Service Provider has selected the external service provider with reasonable care, (ii) the Service Provider shall provide the Receiving Party with prior written notice of each proposed external service provider and afford the Receiving Party the opportunity to object to each such proposed external service provider (such objection not to be unreasonably opposed) within a reasonable period of time upon receipt of the aforementioned written notice and (iii) the Service Provider shall remain fully responsible for the performance of the Services in accordance with the Agreement.

To the extent that the Service Provider uses its Affiliate or authorized external service providers, as permitted pursuant to the preceding paragraph, to provide the Services to the Receiving Party, the Service Provider shall cause such Affiliate and authorized external service providers to comply with the terms and conditions of this Agreement, as if the Affiliate or external service provider were a party to this Agreement.

Section 7.8 Changes to Services.

In the event a Receiving Party requires changes to be made to the Services, it shall send a change request to the Service Provider. The change request must be submitted in writing and contain sufficient information so that the Service Provider is able to adequately assess the request. The Parties shall discuss in good faith if and under what conditions, including the appropriate fees and starting date, the requested (changed) Service can be carried out. If the Parties agree in writing upon a proposed change request, the relevant Annex hereto shall be amended to include the terms and conditions of such agreed upon change.

Section 7.9 Data Protection.

When performing this Agreement, each of the Parties shall (and shall procure that its Subsidiaries will) treat, and cause its and their employees and authorized external service providers to treat, personal data about individuals as confidential in accordance with all applicable data protection Laws.

To the extent that any Party (and its Subsidiaries, as the case may be) processes any personal data provided by the other Party (or its Subsidiaries, as the case may be) in connection with the provision of Services, the relevant Party (and its Subsidiaries, as the case may be) shall (i) maintain reasonable technical and organizational security and confidentiality measures to mitigate the risk of accidental or unlawful destruction, accidental loss, alteration, unauthorized disclosure or access, and against all other unlawful forms of processing of personal data, in accordance with the other Party’s privacy policies, (ii) act upon and fully comply with the instructions received from the other Party (and its Subsidiaries, as the case may be) in relation to the processing of personal data, and (iii) otherwise comply with applicable data security and privacy Laws.

Section 7.10 Services Level Agreements.

In order to measure the performance of the Services by Nokia and by the Company in relation to Services to be provided pursuant to this Agreement, the Parties agree that the Steering Committee may, if it deems it necessary upon its review of such performance and recommendation of the Service Manager of both Parties, establish one or several services level agreements (“SLAs”) and related procedure in case of non-compliance with any such SLA in relation to the relevant Services. The Parties expressly acknowledge that SLAs may not be defined with respect to each and every Service to be provided hereunder, due to the specificities of such Service.

ARTICLE VIII

TERM; TERMINATION

Section 8.1 Term.

The term of this Agreement shall be twelve (12) months starting on the date hereof and shall be automatically renewed for an additional term of twelve (12) months, in each case unless terminated pursuant to Section 8.2 (the “Term”).

Section 8.2 Termination.

Notwithstanding the provisions of Section 8.1 hereof, this Agreement may be terminated (i) at any time by the mutual written agreement of the Parties or (ii) by either Nokia or the Company, by providing a three (3) months’ prior written notice to the other Party.

Notwithstanding the provisions of Section 8.1 hereof, unless otherwise specifically set forth in Annex 3.1. to Annex 3.11, the Receiving Party may at any time, by providing the Service Provider with a three(3)-months’ prior written notice, terminate the provision of one or several specific Services set forth in Annex 3.1. to Annex 3.11, without prejudice to article L. 442-6 of the French Commercial Code.

Section 8.3 Procedure on Expiration of the Term and Termination.

The expiration of the Term or the termination of this Agreement or of the provision of a specific Service shall be without prejudice to the accrued rights and liabilities of the Parties in respect thereof as of the date of such expiration or termination or that may thereafter accrue in respect of any act or omission prior to such expiration or termination and shall be without prejudice to any provisions of this Agreement that are expressed to remain in force thereafter.

Upon expiration of the Term or the termination of this Agreement or of the provision of a specific Service, the Service Provider shall return to the Receiving Party (and/or its Subsidiaries, as the case may be) all the records and data in its possession relating to or arising out of this Agreement or the provision of such Service(s). The Service Provider shall however be authorized to keep such information for its files to the extent necessary to comply with any applicable Law or internal compliance or record retention rules or as part of an automatic electronic back-up system, it being specified that such information shall remain subject to the terms of Article X hereof (Confidentiality).

ARTICLE IX

LIABILITY

Section 9.1 Indemnification

Subject to the provisions of Section 9.2, 9.3 and 9.4 below, the Service Provider (in such capacity the “Indemnifying Party”) shall indemnify and hold the Receiving Party (in such capacity the “Indemnified Party”) harmless from and against any and all losses, damages, claims, costs, expenses and penalties (a “Loss”) suffered by the Indemnified Party (and/or its Subsidiaries) and arising out of or resulting from (i) a breach of any representations and warranties set forth herein and/or (ii) a breach of any covenants set forth herein (including relating to the Services), by the Indemnifying Party or any of its Subsidiaries (other than in the event that the quality of a Service is not in accordance with the SLAs set forth in the relevant Annexes hereunder and the procedure described in Section 7.8 applies).

Section 9.2 Limitation of Liability.

Notwithstanding anything to the contrary set forth herein, the maximum liability of the Service Provider for Losses relating to or resulting from the Services provided under this Agreement (including any penalties paid by such Service Provider in relation to SLA performance in accordance with Section 7.10) shall not exceed an aggregate amount equal to 100% of the total aggregate amount of the Fees payable to such Service Provider under this Agreement for all the Services rendered during the immediately preceding twelve (12)-month period.

Section 9.3 Waiver of Consequential Damages.

To the extent permitted by applicable Law, each of Nokia and the Company expressly waives (and shall procure that its Subsidiaries waive) any right to consequential, indirect (dommages indirects), punitive or similar damages, lost opportunities (perte d’une chance) or lost profits (manque à gagner) for any cause arising out of or relating to this Agreement.

Section 9.4 Gross Negligence and Willful Misconduct.

Notwithstanding anything to the contrary set forth herein, the limitations provided in Section 9.1 and Section 9.2 shall not apply in case of gross negligence (faute lourde), willful misconduct (faute intentionnelle) or fraud.

ARTICLE X

CONFIDENTIALITY

Each Party will, and will cause its Subsidiaries to, hold and will use its best efforts to cause their respective members, partners, officers, directors, employees, any external service provider providing Services and other agents to hold, in confidence and with the same level of protection as such Party’s own most confidential documents, all documents and information concerning the other Party or its Subsidiaries furnished to or accessed by such Party or its Subsidiaries in connection with the operations contemplated by this Agreement (the “Confidential Information”), except to the extent that such information can be shown to have been previously in the public domain through no fault of such Party or later lawfully acquired by such Party on a non-confidential basis from sources other than the other Party or any of its Subsidiaries; provided, however, that such Party may disclose such information in connection with the operations contemplated by this Agreement to the members, partners, officers, directors, employees, third parties providing Services and other agents of such Party or its Subsidiaries on a need to know basis so long as such persons are informed by such Party of the confidential nature of such information and are directed by such Party to keep such information confidential and not to use it for any purpose other than its intended use; and, provided further that if any person described in the immediately preceding proviso breaches its confidentiality obligations, the Party to whom the disclosure is attributable will inform the other Party and will take all necessary steps at the request of such other Party to enforce such obligation.

Notwithstanding the foregoing, each Party may disclose such information if (i) compelled to disclose by judicial or administrative process or by other requirements of applicable Law or (ii) it is necessary, in the opinion of counsel, to establish such Party’s position in any litigation or any arbitration or other proceeding based upon or in connection with the subject matter of this Agreement. Prior to any disclosure pursuant to the preceding sentence, the disclosing Party shall give reasonable prior notice to the other Party of such intended disclosure and, if requested by such other Party, shall use all reasonable efforts to obtain a protective order or similar protection for such information or data (at the expense of such other Party) and shall otherwise disclose such information and data to the extent and only to the extent necessary, in the opinion of counsel, to comply with any applicable rule, regulation or policy of a governmental entity or securities exchange.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Force majeure.

The Parties shall not be liable for non-performance of, or any total or partial non-compliance with, their contractual obligations (except for the payment of money) if such non-performance or non-compliance is the result of an event of Force Majeure. Events of force majeure shall have the meaning set forth in Article 1148 of the French Civil Code as construed by French Courts from time to time (the “Force Majeure”).

Upon the occurrence of an event of Force Majeure, the Party affected by it shall promptly notify the other Party in writing of the nature of such Force Majeure event, the estimated extent and duration of its inability to perform its obligations under this Agreement. Upon the cessation of the event of Force Majeure, the affected Party shall promptly notify the other Party in writing of such cessation. The affected Party shall use its best efforts to limit the period during which it cannot perform its obligations due to such Force Majeure and the effect of such Force Majeure on the performance of such obligations.

Section 11.2 Specific Performance.

Each Party agrees that it could be irreparably injured by a breach of the Agreement by the other Party, that money damages will not be an adequate and/or fully sufficient remedy for any breach of this Agreement and that, in addition to all other remedies available at Law, each Party shall be entitled to injunctive relief and specific performance as a remedy for any such breach, each Party hereby irrevocably waiving any contradicting right in that respect under Article 1142 of the French Civil Code (Code civil), to the extent permissible under applicable Law.

Section 11.3 Amendment and Waiver.

Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each of the Parties, or in the case of a waiver, by the Party or Parties against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 11.4 Assignment.

Without prejudice to the right of the Service Provider to have the Services carried out by Subsidiaries or authorized external service providers pursuant to Section 7.7, neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned, in whole or in part, by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party. Any attempted or purported assignment in violation of the preceding sentence shall be null and void and of no effect whatsoever. Subject to the immediately preceding provisions of this Section 11.4, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective permitted successors and assigns.

Section 11.5 Entire Agreement; No Third-Party Beneficiaries.

This Agreement (including any Annexes hereto) constitutes the entire agreement with respect to the subject matter hereof and supersedes all other prior agreements, understandings, representations and warranties between the Parties, in each case whether, with respect to such matters. This Agreement is not intended to, and does not confer upon any Person other than the Parties any rights or remedies hereunder. If required in certain jurisdictions under applicable local Law, separate services agreements related to the subject matters hereof will be entered into by and among the Parties and/or their Subsidiaries incorporated in such jurisdictions.

Without limiting the foregoing, and from the date hereof, the Parties shall, and shall cause their respective Subsidiaries, to the extent such Subsidiary provides or benefits from the Services provided pursuant to this Agreement, to adopt the governance and escalation procedures set forth in Article IV in order to govern all matters, decisions and actions relating to this Agreement and the Services provided herein, which shall supersede any specific governance rules established at the level of the Parties and their Subsidiaries in relation to the same subject matters.

Section 11.6 Severability.

The terms and conditions of this Agreement shall be deemed severable and the invalidity or unenforceability of any term or condition shall not affect the validity or enforceability of the other terms or conditions hereof. If any term or condition of this Agreement (or any portion thereof), or the application of any such term or condition (or any portion thereof) to any Person or any circumstance, is invalid or unenforceable, (i) a suitable provision shall be substituted therefor in order to carry out, so far as may not affect the interests of the Party(ies) concerned, as applicable, be valid and enforceable, the intent and purpose of such invalid or unenforceable provision or portion thereof and (ii) the remainder of this Agreement and the application of such term or condition to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such term or condition, or the application thereof, in any other jurisdiction.

Section 11.7 Headings.

The Article, Section and paragraph headings and table of contents contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

Section 11.8 Expenses.

Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such expenses.

Section 11.9 Remedies.

Except as otherwise expressly provided in this Agreement, any and all remedies expressly conferred upon a Party to this Agreement shall be cumulative with, and not exclusive of, any other remedy contained in this Agreement. The exercise by a Party to this Agreement of any one remedy shall not preclude the exercise by it of any other remedy.

Section 11.10 Privilege.

To the extent that any confidential information exchanged between the Parties in connection with this Agreement is covered or protected by legal advice, litigation, common interest or any other applicable privilege or doctrine, disclosure of such confidential information to a Party or its representatives does not constitute a waiver of any such privilege. Each Party agrees to assert all such privileges in opposition to any request for disclosure of confidential information propounded by any third party.

Section 11.11 Notices.

All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the Party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by an international courier service, or if sent by email (provided that written confirmation of receipt of email is issued to the sender of the notice), and a hard copy of such notice is also delivered by international courier service one (1) Business Day after transmission to the person at the address set forth below, or such other individual, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

If to Nokia:

Nokia Corporation

Karaportti 3

02610 Espoo

Finland

Attn: Chief Legal Officer

Maria Varsellona

Email: maria.varsellona@nokia.com

With a copy to (which shall not constitute a notice to Nokia):

Nokia Corporation

Karaportti 3

02610 Espoo

Finland

Attn:

If to the Company:

Alcatel Lucent

148/150 route de la Reine

92100 Boulogne-Billancourt

France

Attn: Chief Financial Officer

                Jean Raby

Email: jean.raby@alcatel-lucent.com

With a copy to (which shall not constitute a notice to the Company):

Alcatel Lucent

148/150 route de la Reine

92100 Boulogne-Billancourt

France

Attn:    General Counsel

                Barbara Larsen

Email: barbara.larsen@alcatel-lucent.com

Any notice given by mail or international courier service shall be effective when delivered. Any notice given by email after 17:00 (in the place of receipt) on a Business Day or on a day that is not a Business Day shall be deemed received on the following Business Day.

Section 11.12 Governing Law.

This Agreement shall be exclusively governed by and construed in accordance with the Laws of France, without regard to principles of conflicts of law.

Section 11.13 Jurisdiction.

The Parties undertake to use their best efforts to try to settle amicably any dispute, controversy or claim (including any non-contractual claim) arising out of or in connection with this Agreement or the breach, termination or validity thereof (a “Dispute”). Therefore, before referring to arbitration any Party must notify by registered mail to the other Party its wish to try to settle amicably the Dispute. Such notice shall include description of the Dispute and any documents reasonably available to such Party and related thereto. The Parties undertake to involve the higher level of their management to try to settle amicably the Dispute.

Failing an amicable settlement within three (3) weeks of the receipt of the above-mentioned notification, the Dispute shall be finally settled by arbitration under the rules administered by the International Court of Arbitration (the “Court”) of the International Chamber of Commerce (“ICC”) then in effect (the “Rules”), except as modified herein. The seat of arbitration shall be London, United Kingdom. The language of the arbitration shall be English, provided that documents or testimony may be submitted in another language if a translation is provided.

In an arbitration the following shall apply:

(i)

The arbitration shall be conducted by three arbitrators (the “Tribunal”) appointed in accordance with the Rules, and the Parties intend for the ICC Court to strictly enforce the relevant time periods in order to promptly constitute the Tribunal. The Terms of Reference (as defined in the Rules) shall be signed by the Tribunal and the Parties as expeditiously as possible but no later than twenty (20) Business Days after the confirmation of the appointment of the third arbitrator, subject to extension by the ICC Court. The Parties further direct the Tribunal to establish a strict timetable for the proceedings and generally conduct the arbitration as expeditiously as practicable, without prejudice to the disclosure rights of the Parties, in order to ensure a prompt resolution of any Dispute.

(ii)	The award shall be rendered by the Tribunal as expeditiously as possible after the close of the hearing and in any event no later than eighteen (18) months as from the date of the filing of the Request for Arbitration (as defined in the Rules); provided, however, that the Tribunal may seek an extension of such time limit from the ICC Court for good cause. The award rendered by the Tribunal shall be final and binding on the Parties and enforceable against such Parties and their assets in any court of competent jurisdiction.

(iii)	By agreeing to arbitration, the Parties do not intend to deprive any competent court or the ICC Emergency Arbitrator of the jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award. In any such judicial action: (i) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Courts of France; and (ii) each Party irrevocably waives, to the fullest extent it may effectively do so, any objection to the jurisdiction of such courts. The Parties agree that the Party seeking interim relief or the enforcement of the award may do so in the forum of its choice.

(iv)	Without prejudice to such provisional remedies as may be available under the jurisdiction of a court or the ICC Emergency Arbitrator, the Tribunal shall have full authority to grant provisional remedies and to direct the Parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the Tribunal’s orders to that effect. The arbitrators also shall be entitled to enforce specifically the terms and provisions of this Agreement and to award monetary damages and other remedies pursuant to this Agreement or applicable Law.

(v)	Costs shall be awarded in accordance with the Rules.

(vi)	This Agreement and the rights and obligations of the Parties shall remain in full force and effect pending the award in any arbitration proceeding hereunder.

(vii)	All notices by one Party to another Party in connection with the arbitration shall be in accordance with the provisions of Section 11.11 except that no notice may be transmitted by facsimile.

(viii)	This agreement to arbitrate shall be binding upon the successors and permitted assigns of each Party.

Entered into in Paris, France On January 8, 2016 In two original copies

NOKIA CORPORATION

By:

Name: Riikka Tieaho
Title: Vice-President, Corporate Legal

By:

Name: Hans-Jurgen Bill
Title: Chief Human Resources Officer

ALCATEL LUCENT

By:

Name: Jean Raby
Title: Chief Financial and Legal Officer

By:

Name: Philippe Guillemot
Title: Chief Operating Officer and Sales Officer

LIST OF EXHIBITS

Exhibit 1	Pricing	32

Exhibit 2	Allocation of Funding for R&D Activities and Ownership of Results	34

LIST OF ANNEXES

Annex 3.1	Reciprocal Innovation-related Services	35

Annex 3.2	Reciprocal Create-related Services	36

Annex 3.3	Reciprocal Deliver-related Services	38

Annex 3.4	Reciprocal HR-related Services	39

Annex 3.5	Marketing and Communications	40

Annex 3.6	Reciprocal Real Estate-related Services	41

Annex 3.7	Reciprocal Supply-related Services	42

Annex 3.8	Reciprocal IT-related Services	47

Annex 3.9	Reciprocal Legal & Compliance-related Services	49

Annex 3.10	Reciprocal Finance-related Services	50

Annex 3.11	Reciprocal Transformation Office-related Services	51

EXHIBIT 1 - PRICING METHODOLOGIES

***

NOTE: A request for confidential treatment has been made with respect to the portions of the document that are marked with ***. The redacted portions have been filed separately with the SEC. Two pages of Exhibit 1 have been omitted pursuant to the request for confidential treatment.

EXHIBIT 2 - ALLOCATION OF FUNDING FOR R&D ACTIVITIES AND OWNERSHIP OF RESULTS

***

NOTE: A request for confidential treatment has been made with respect to the portions of the document that are marked with ***. The redacted portions have been filed separately with the SEC. Four pages of Exhibit 2 have been omitted pursuant to the request for confidential treatment.

LIST OF ANNEXES

ANNEX 3.1: RECIPROCAL INNOVATION-RELATED SERVICES	35

ANNEX 3.2: RECIPROCAL CREATE-RELATED SERVICES	36

ANNEX 3.3: RECIPROCAL DELIVER-RELATED SERVICES	38

ANNEX 3.4: RECIPROCAL HR-RELATED SERVICES	39

ANNEX 3.5: MARKETING AND COMMUNICATIONS	40

ANNEX 3.6: RECIPROCAL REAL ESTATE-RELATED SERVICES	41

ANNEX 3.7: RECIPROCAL SUPPLY-RELATED SERVICES	42

ANNEX 3.8: RECIPROCAL IT-RELATED SERVICES	47

ANNEX 3.9: RECIPROCAL LEGAL & COMPLIANCE-RELATED SERVICES	49

ANNEX 3.10: RECIPROCAL FINANCE-RELATED SERVICES	50

ANNEX 3.11: RECIPROCAL TRANSFORMATION OFFICE-RELATED SERVICES	51

These Annexes cover organizational objectives to be achieved as a general framework for the related Services. The implementation of such Services may be subject to a number of conditions, including, where required under applicable law, information and consultation of employee representative bodies. On this basis, suitably adapted projects could be defined locally in order to provide the Services pursuant to this Agreement.

ANNEX 3.1: RECIPROCAL INNOVATION-RELATED SERVICES

Legal and financial requirements (incl. Subcontracts, regulatory commitments)

a)	Description of service:

Includes services required to jointly define, implement and execute research projects.

Company to review, re-negotiate, and adapt existing contracts, e.g. with VC funds, suppliers, government, other publicly funded projects, etc. in light of new ownership (e.g. Innovacom and I-Source fund in France, Team8 fund in Israel, Wesley Clover fund in UK, DoD, BMFT, EU FP7, French government).

Nokia and Company to re-negotiate and adapt standardization participation (3GPP, ETSI, IETF, ITU-T, IEEE, etc.).

b)	Compensation scheme:

The Funding Party (as determined by Exhibit 2) will compensate the other Party (the Service Providing Party, as per Exhibit 2) in accordance with Exhibit 1, Pricing Method 1.

ANNEX 3.2: RECIPROCAL CREATE-RELATED SERVICES

Portfolio Plan

Nokia and COMPANY shall take reciprocal measures towards providing a common and non-overlapping portfolio, which consist of (i) R&D services and (ii) Process alignment.

R&D services:

R&D Support for customer sales cases

a)	Description of Service:

Nokia and Company shall provide R&D support for customer sales cases, in particular,

•	For important sales cases during acquisition phase with consulting, trial services and product interoperability tests (IOT)

•	For migration cases towards the product portfolio as per the attached Portfolio Plan

b)	Compensation scheme:

The service is compensated through the Pricing Method 8, Exhibit 1.

R&D Customer Support

a)	Description of Service

COMPANY and Nokia shall provide customer support services, in particular

•	Expert Level Case Handling (interface to R&D)

•	New Product Introduction (NPI)

•	Software Maintenance

•	Interoperability Testing (IOT)

•	HW retrofit

b)	Compensation scheme:

The Funding Party (as determined by Exhibit 2) will compensate the other Party (the Service Providing Party, as per Exhibit 2) in accordance with Exhibit 1, Pricing Method 1.

Process alignment

a)	Description of service:

COMPANY shall follow the Nokia NET CREATE process as per the process implementation plan.

COMPANY shall provide roadmap information using the Nokia template of COMPANY products as well as harmonize the decision milestones to achieve unified R&D governance and high quality level consistently across BGs.

b)	Compensation scheme:

The compensation mechanism for these services is described in Exhibit 1, section 7.

R&D Strategy:

Common subcontracting approach:

a)	Description of service:

COMPANY shall apply Nokia subcontracting guidance, in particular

1.	follow the rules of subcontractor engagement per product (classification)

2.	use common criteria for the selection of subcontractors

3.	use common Terms & Conditions

4.	insource R&D work according to classification

5.	in the case of contracted volume towards subcontractors, support flexible allocation of R&D work to subcontractors according to Portfolio plan and BL classification

b)	Compensation scheme:

The party owning the IP of the product benefiting from the services, as per Exhibit 2, will compensate the other party as per Exhibit 1, Pricing Method 1.

ANNEX 3.3: RECIPROCAL DELIVER-RELATED SERVICES

Reselling Services

a)	Description of service:

Nokia and COMPANY will be cooperate for the provision of services from its entire services portfolio catalog to the other party.

b)	Compensation scheme:

The service is compensated through the Pricing Method 8, Exhibit 1.

ANNEX 3.4: RECIPROCAL HR-RELATED SERVICES

HR support

a)	Description of service:

Both Parties to provide HR personnel to perform HR tasks for organizations belonging to either Party in accordance with guidelines set out by HR management.

b)	Compensation scheme

HR Costs to be compensated in accordance with Pricing Method 5 in Exhibit 1.

Academy (Learning Management)

a)	Description of service:

Access to COMPANY courses for Nokia employees and access to Nokia courses for COMPANY employees.

b)	Compensation scheme:

HR Costs to be compensated in accordance with Pricing Method 5 in Exhibit 1.

Compensation (including compensation scheme for both companies, harmonization, mobility, etc.:

a)	Description of service:

LTI - long term incentives.

This represents any equity programs (performance shares, restricted share awards, options) that Nokia may want to run as a global company. Under such program, the Nokia Board awards certain number of equity to employees nominated by the business.

Share in Success - subsidized share purchase program.

For each 2 shares an employee purchases, the company provides 3rd share for free. The program typically enrolls in May and runs from 1 Jul to 30 Jun next year with the shares being delivered in Oct the following year.

b)	Compensation scheme:

HR Costs to be compensated in accordance with Pricing Method 5 in Exhibit 1.

ANNEX 3.5: MARKETING AND COMMUNICATIONS

Marketing and Communications

a)	Description of Service

The parties shall work on joint Marketing and Communications activities as per the instructions set by managers appointed for the Marketing and Communications functions.

b)	Compensation scheme:

Compensation as described for function of Marketing and Communication, Exhibit 1 Pricing Method 5.

Brand Strategy

a)	Description of Service

The parties shall jointly develop and implement a Brand strategy and plan, in accordance with instructions set by by Nokia management, including, but not limited to, rebranding of products (including type approvals, product labels and packaging), services, sales and supplier material to use the brand Nokia or in some cases other brands belonging to either Nokia or the Company. Such rebranding to include supply related documentation, like orders, invoices, address labels, customer documentation and changes needed in Company’s IT systems. The parties shall ensure such changes also with respective suppliers and EMS companies.

b)	Compensation scheme:

Compensation as described for function of Marketing and Communication, Exhibit 1 Pricing Method 5.

ANNEX 3.6: RECIPROCAL REAL ESTATE-RELATED SERVICES

Hosting of employees from different company (Work Spaces for cross seating)

a)	Description of service:

Provide Office Space (or other spaces, e.g. warehouse, lab) incl. all regular facility services for permanent or temporary usage as required:

In case of site consolidations or moves from NOKIA teams to COMPANY sites and vice verca the “Host” will provide workspace for the respective party. So far no move has been decided, but this can/will start during 1H2016.

b)	Compensation scheme:

Compensation as described for function of Real Estate, Exhibit 1 Pricing Method 5.

Prepare and Establish Workplace for Employees from different company (Project Costs for cross seating):

a)	Description of service (for site consolidations):

These services are related to project execution and related efforts to prepare, renovate, fit out spaces as a part of Quick Wins, Consolidation following the Location Strategy.

b)	Compensation scheme:

Compensation as described for function of Real Estate, Exhibit 1 mechanism 5. Real Estate Capex treated as per Pricing Method 6 in Exhibit 1.

ANNEX 3.7: RECIPROCAL SUPPLY-RELATED SERVICES

Plan: Demand, Supply and Inventory Planning

a)	Description of service

Demand Planning:

Conduct joint Monthly “Market Decision Meetings” for MN scope. COMPANY WLS Planning has to translate the available demand information (Market DPA performance, Demand plan summary, Over and under planning status, HW sales value and volume alignment, Scenarios & Obsolescence risks) into the right format to allow making a consolidated “Market Fact Pack” powerpoint package.

Conduct joint Monthly “Global Demand Plan Approval Meetings” for MN scope. COMPANY WLS Planning has to translate the available demand information (Demand verification/global demand plan overview, Unit level global demand adjustments, Overview of adjustments, Scenario planning & flexibility & market demand flexibility, Market level summaries) into the right format to allow making a consolidated “Global DP report” powerpoint package.

S&OP and eS&OP:

COMPANY WLS Planning to translate the needed demand/supply/revenue reporting into Nokia agreed S&OP package & Pre-S&OP. Having a monthly joint meeting for S&OP and eS&OP according to current format from NOKIA to mitigate cross unit, overlapping products (Company and Nokia) risks

Supply Planning:

COMPANY WLS Planning Joining meeting on supply scenarios (incl. flexibility) and customer priority meeting (not needed) for critical situations.

Supplier Collaboration & Escalation management & Allocations:

COMPANY WLS Planning joining weekly alignment meeting on critical components (per supplier) for the overlapping scope of COMPANY WLS products. (Only for Top20 Level 3 category suppliers)

COMPANY WLS Planning joining Monthly supplier collaboration meeting to discuss jointly with overlapping suppliers with one Nokia voice.

a)	Compensation scheme

The service is compensated through the Pricing Method 8, Exhibit 1.

Enable business reporting

a)	Description of service

The parties to cooperate on the aggregation of customer, product and supplier data as well as the definition, establishment and reporting of performance metrics and KPIs as well as the related Governance and reviews

Business Performance Management

Nokia and Company to prepare and share Data and KPIs / performance management metrics on daily / weekly / monthly basis (to vary per metric) using common definitions

Nokiaand Company designated leaders to join respective periodical Performance review meetings, hosted at N-1/N-2/N-3 respectively, and support the decision making.

Master Data Management

Nokia and Company to provide master data management services to each other, e.g. Nokia and Company to periodically iterate and maintain common master data mapping rules

b)	Compensation scheme

The service is compensated through the Pricing Method 8, Exhibit 1.

Design of new blueprint, policies and efficiency programs

a)	Description of service

Nokia and Company to provide supplier base and supplier relationship management services to each other, e.g. Nokia to share information with Company on supplier price levels to prioritize Company supplier contracts for optimization

Nokia and Company expert groups to define common supplier contract optimization approaches

Nokia and Company to send out common supplier “wedding letters”, etc.

Nokia and Company to provide details on Supplier disqualification and Supplier Claim (From & To) management

Nokia and Company to provide details on Purchase Orders, planned, in process and sent to common suppliers

Nokia and Company to provide details on Common supplier quality records and improvement plans if applicable

Nokia and Company to provide details on Lead Supplier Mgrs: supplier mgmt. services mutually provided (when Lead SM is from COMPANY then Company provides the service to Nokia and vice-versa)

Nokia and Company to provide details on Orchestration of MWC 2016 Supplier interactions (via Nokia SRM team)

Nokia and Company to provide details on Advanced Procurement Service towards Nokia Procurement

Nokia and Company to provide eachother’s procurement teams access to their respective Procurement and sourcing tools to track Supplier data, POs issued, and any other relevant procurement information

Nokia and COMPANY provides procurement systems tools and services to execute procurement end to end activities (including but not limited to supplier screening, supplier negotiations, supplier data management, supplier contracting, supplier order management, supplier performance evaluation, supplier quality performance, supplier cost analyses)

Nokia and COMPANY provides synergy savings evaluations for common supplier, material and services use.

Nokia and COMPANY provides Procurement personnel, team members to execute common supplier relationship management, negotiations on behalf of the above mentioned companies.

Nokia and COMPANY provides possibility of cross ordering for any indirect, product or services.

Nokia and COMPANY measures synergy savings for both companies executed by common supplier management.

Nokia and COMPANY provides financial savings analyses for synergy savings.

Nokia and COMPANY guarantees access and possibility of cross ordering for each other supplier contracts.

Nokia and COMPANY shares the Key Process Indicators of procurement organisations in the buy to pay process.

Nokia and COMPANY provides and shares the necessary materials, services and indirect (end use) forecasts for procurement organisations.

Nokia and COMPANY to provide each other access to their respective procurement tools

b)	Compensation scheme

The service is compensated through the Pricing Method 8, Exhibit 1.

Order management and distribution

a)	Description of service

The parties agree to cooperate on processes and guidelines around combined ordering/shipping/invoicing, intercompany prices. Operational governance and meeting practice agreed to support business steering and decision making.

•	Company and Nokia to agree on cross-provisioning of order management services, e.g. Nokia receives order for Company products and re-routes the order to Company and vice versa. Common clearing team established with helpdesk to support Customer operations / BG’s in offer and order support. Single point of contact created for all top CT’s with cross BG / Company ordering needs Nokia and Company expert groups to define common supplier contract optimization approaches

•	Nokia & Company to share HS Code classification and agree future company level aligned HS codes for all products

•	Monthly / Weekly operational delivery performance meeting held in key functions to support business continuity and steer business performance

•	Nokia & Company to have combined project team to implement branding strategy for Products, unit packaging, Transportation, over packaging, shipping documents and labels. Nokia or Company employees can support / develop the operations and process improvements in other company as agreed by the N-3 leaders and mirrored organizations Share sensitive compliance data to ensure company risks can be assessed and management. Nokia and Company to provide details on Supplier disqualification and Supplier Claim (From & To) management

•	Nokia and Company to have joint LSP operational reviews for global LSPs (transportation & warehousing). Nokia and Company to have joint governance model to make decisions and provide guidance across all regions, for all business lines and for end-to-end distribution (global and regional units) regarding key decisions e.g.

•	Distribution related RFQ launch and select vendors based on RFQ results

•	WH consolidation activities (location and LSP decisions),

•	Transportation lane consolidation,

•	LSP changes

•	Packaging related decisions

•	Harmonization of processes / governance

•	Company and Nokia to provide warehouse capacity to each other, e.g. X m2 of Nokia warehouse space to be leased to Company

•	Company and Nokia to provide distribution services to each other, e.g. Company to distribute x units of Nokia products in z markets. Nokia and Company to provide details on Common supplier quality records and improvement plans if applicable

b)	Compensation scheme

The service is compensated through the Pricing Method 8, Exhibit 1.

Manufacturing

a)	Description of service

The Parties will cooperate in the identification of specific factory opportunities for synergy alignment, demand plan alignment for manufacturing locations and capturing of scale of manufacturing network.

Make Council: Nokia and COMPANY leaders of Operations and business functions would jointly attend Make Council, until designated leaders are appointed. After this, the designated leader will participate and take decisions.

Make Leaders Monthly reporting: Agree to share operational reporting metrics, financial reporting metrics with objective to be able to report with each company independently and merged within 1 month of close. Pre close alignment of critical KPI and MBR reporting strategy is needed to be able to modify any KPI to facilitate common reporting.

Make automated reporting: Support each other in data strategies, tool selection and deployments to as quickly as possible align to common reporting.

Material Management - inventory rebalancing: Agreement to share excess inventory information and work together to optimize Nokia and COMPANY inventory levels to avoid unnecessary write down.

Capture Scale of Manufacturing network: review planned changes to manufacturing network at manufacturing council and ensure both sides are aligned prior to action. End decision will be with Nominated MAKE leader.

EMS contract alignment starts: All procurement teams work together to align suppliers to terms and enable both companies to leverage new footprint.

Start Implementation of SCO changes: Agree to continue SCO business unchanged until master data alignment when it would grow business model to support Nokia products.

Material Management - critical components during prototyping and Ramp up: Agreement to share excess inventory information and work together to optimize Nokia and COMPANY inventory levels to avoid unnecessary write down.

X-Functional decisions bodies across Organizations within business group and x-functional to other organizations: Agreement needed to share even company confidential information on products and business cases.

Sharing of product related documentation and business case relevant information incl. IPR: Agreement needed to share even company confidential information on products and business cases.

Sharing technology related plans, roadmaps, content etc. for component, product, testing and manufacturing: Agreement needed to share even company confidential information on products and business cases.

Resource balancing and x-learning: Agreement needed to be able to balance /re-balance resource needs (FTE), including access to relevant information until Day 1.

Sharing of product and production relevant “design-for Excellence” methods targets, and measurements DFx metrix: Agreement needed to share even company confidential information on products and business cases.

b)	Compensation scheme

The service is compensated through the Pricing Method 8, Exhibit 1.

ANNEX 3.8: RECIPROCAL IT-RELATED SERVICES

Connectivity:

Interconnection links between the internal networks of the companies in the USA, in Europe and in India. Special laboratory connections between Nokia and COMPANY laboratories.

a)	Description of service:

Interconnection link in the USA and in Europe is provided by COMPANY; the interconnection link in India is provided by Nokia; each party manages through their providers the respective entry/exit point to their own network. Five COMPANY labs are connected (Villarceaux, Nozay (France) with Tampere (Finland), Murray Hill (USA) with Arlington Heights (USA) and Tampere (Finland), Timisoara (Romania) with Krakow and Wroclaw (Poland), Ottawa (Canada) with Bangalore (India), Mountain View (USA) with Espoo (Finland)). More connections may be needed later on.

Additional IT support needed for resolving overlapping IP addresses in both companies.

b)	Compensation scheme:

See mechanism 5 in Exhibit 1 for rebalancing of cost in IT.

Access to the Guest network and to the office network at all sites of each of the companies:

a)	Description of service:

Each party provides guest access are office network access to other parties employees, who visit or work in their locations.

b)	Compensation scheme:

The service is compensated through the Pricing Method 5, Exhibit 1.@nokia.com email addresses to all COMPANY companies:

a)	Description of service:

Nokia to implement inbound email receiving and forwarding to COMPANY (after @nokia.com addresses are deployed). Nokia to provide related IT capacity, technical support and Nokia IT Service Desk services

b)	Compensation scheme:

The service is compensated through the Pricing Method 5, Exhibit 1.

IT services changes:

a)	Description of service:

Changes on COMPANY side due to Integration (some IT development activities cancelled or develop due to Integration, tbd), e.g. (but not limited to) one additional Communication Tool (Jabber) deployment on COMPANY side, intranet/internet rebranding on COMPANY side, rebranding of IT systems and tools, application changes to support Nokia accounting periods, building new interfaces to Nokia systems. Ramping down obsolete IT services.

b)	Compensation scheme:

The service is compensated through the Pricing Method 5, Exhibit 1.

IT support business functions requirements:

a)	Description of service:

Supporting other streams in order to meet business requirements, like:

(i)	CFO: IT support for Closing Finance and Control requirements for financial group consolidation (incl. reporting):

–	Group consolidation: COMPANY to prepare Conversion tool, Nokia/COMPANY to work on intercompany reclassification and master data.

–	Management reporting: COMPANY to enable Nokia view in Essbase for Redbox, Nokia to set up Redbox (essbase) and both companies implementing hierarchies in Redbox. Nokia to set up conversion tool for data transfer, both companies to validate the reporting data transfers

(ii)	All streams: Support in E2E process testing and implementation, Use Case collection. Provide needed master data (or other required data) to Nokia systems and upload Nokia data to COMPANY systems when required by business process designs. Perform needed data migrations when needed.

(iii)	Support in Releases external and internal communication on Nokia and COMPANY side.

(iv).	Supply Chain: COMPANY Planning tool adaptations to support Nokia Planning calendars

(v)	HR: Nokia/COMPANY IT support for organization design and people mapping tool implementation and data upload

b)	Compensation scheme:

The service is compensated through the Pricing Method 5, Exhibit 1.

IT Application support

a)	Description of service

Additional IT support for ticket handing and setting up the process in COMPANY Service Desk due to cross use of applications. Additional HW capacity and SW license costs due to increased number of IT service users.

Nokia /COMPANY: cross use application prioritization and technical implementation planning and execution.

Nokia to set up Common landing page for sharing information about the Integration activities. Both companies to provide material, setting up accesses/access control and do testing.

b)	Compensation scheme:

The service is compensated through the Pricing Method 5, Exhibit 1.

ANNEX 3.9: RECIPROCAL LEGAL & COMPLIANCE-RELATED SERVICES

Legal

Legal service support:

a)	Description of service:

Each of the Parties to provide legal support from L&C management, central legal teams, business group legal teams and customer operations legal teams including contract management to the other Party.

b)	Compensation scheme:

See mechanism 5 in Exhibit 1 for rebalancing of cost in Legal.& Compliance.

ANNEX 3.10: RECIPROCAL FINANCE-RELATED SERVICES

Finance support:

a)	Description of service:

Each of the Parties will provide personnel and other resources to perform finance related tasks of the respective units of both Parties as directed by the CFO and respective management.

b)	Compensation scheme:

See mechanism 5 in Exhibit 1 for rebalancing of cost within CFO.

ANNEX 3.11: RECIPROCAL TO-RELATED SERVICES

Color books (incl. Concept and deployment):

a)	Description of service:

Color Book deployment & training project to be resourced on COMPANY side to enable faster ramp-up

Color Books@Integration deployment team resourced partly with COMPANY resources to enable deployment of the CB methodology to be depoyed across the BGs. Estimated resource need to be defined

b)	Compensation scheme:

The compensation mechanism for these services are described in Exhibit 1, section 9.

Color books (incl. Concept and deployment) [Belongs to Nokia services]

a)	Description of service:

Color Book deployment & training expertize to be provided by Nokia Color Book resources

Knowledgable Color Book expertize to be provided from Nokia to train and deploy the Color Book menthodology to COMPANY

b)	Compensation scheme

The compensation mechanism for these services are described in Exhibit 1, section 9.